Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS

August 27, 2009

U. S. Securities and Exchange Commission

450 Fifth Street NW
Washington DC 20549

Re: All State Properties Holdings, Inc.

Dear Sirs:

We were previously the principal auditors for All State Properties Holdings, Inc. and we reported on the financial statements of All State Properties Holdings, Inc. for the period from inception, April 24, 2008 to March 31, 2009. We have read All State Properties Holdings, Inc. statements under Item 4 of its Form 8-K/A, dated August 27, 2009, and we agree with such statements.

For the most recent fiscal period through to August 25, 2009, there have been no disagreements between All State Properties Holdings, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered --------------------------------- Moore & Associates, Chartered Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501